CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the DCM Advisors Funds (formerly, Centaur Mutual Funds Trust) and to the use of our report dated December 26, 2019 on the financial statements and financial highlights of DCM/INNOVA High Dividend Income Innovation Fund (formerly, Centaur Total Return Fund), a series of shares of beneficial interest in DCM Advisors Funds. Such financial statements and financial highlights appear in the October 31, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 27, 2020